Exhibit 10.71

DATED JUNE 15, 2000.

PacEast Telecom Corporation

(PE)

to

Pacific Internet Exchange Corporation

(PIXC)

Co-Location Sub-Lease Agreement

relating to

4th and 5th floor of the B-block of TRC C-Building

at 1-1 Heiwajima, 6-Chome, Oota-ku, Tokyo 143-0006, Japan

DATED JUNE 15, 2000.

This Co-Location Sublease Agreement (hereinafter this “Agreement”) is between PacEast Telecom Corporation whose registered office is at 4-4, Kojimachi 1-Chome, Chiyoda-ku, Tokyo 102-8483, Japan (hereinafter the “PE”) and Pacific Internet Exchange Corporation whose registered office is at 1100 Alakea Plaza, 21st Floor, Honolulu, Hawaii 96813 (hereinafter “PIXC”).

1. Overview

1.1	The PIXC wishes to operate a carrier neutral co-location business for, and provide related services to, internet service providers and other telecommunications carriers.

1.2	PE represents and warrants that it currently leases the B-block (hereinafter “Premises”) of the TRC C-Building (hereinafter “Building”) at 1-1 Heiwajima, 6-Chome, Oota-ku, Tokyo 143-0006, Japan from Tokyo Ryutsu Center (hereinafter “Landlord”) and PIXC desires to the Premises to locate and operate certain network and/or telecom equipment, computer equipment (hereinafter “Equipment”) as well as running of an office in the Space pursuant to the terms and conditions of this Agreement.

1.3	PE represents and warrants that PE has the consent of and authority from the Landlord to enter into this Agreement. PE and PIXC shall discuss the possibility of sharing certain common infrastructure facilities and equipment. The sharing may take the form of joint ownership, individual ownership with the provision of benefits of use to the other party for compensation, or any other form the parties may agree on, subject to terms and conditions to be negotiated by the parties, all of which shall be the subject of a separate contract. For the avoidance of doubt, nothing in this clause 1.4 shall be interpreted as restricting PIXC’s right to install such infrastructure facilities and equipment on its own.

1.4	PE represents and warrants that it has secured commitment from both NTT and TTNET to provide diverse fiber connectivity into the Building. In addition, PE shall provide it’s own diverse fiber connection between the Space and their facility at the Nishi Ooi NF Park Building, located in 9-15 Futaba, 2 chome, Shinagawa-ku, Tokyo. This diverse

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fiber facility will provide virtual connectivity to existing PIXCs at the NF Park Building site. IT will also provide connectivity to other buildings connected to the Tokyo Metropolitan Fiber Ring that PE is constructing as well as direct access to the cable head of the Japan US undersea cable system.

2. Relationship between PE and PIXC

2.1	PE shall grant to PIXC a co-location sublease for the Space and shall provide the supporting services specified in Schedule A attached hereto (the “Services”).

2.2	PIXC may use the Space for the purposes of installing, maintaining, and operating Equipment necessary to support telecommunications services and facilities in Japan, including without limitation to operate a carrier neutral co-location business for, and provide related services to, internet service providers and other telecommunications carriers.

2.3	If the PIXC wishes to interconnect the Equipment with the equipment or services of a third party at an interconnection point that will be physically located within the Building but outside the Space, the PIXC shall obtain the prior written consent of PE, which consent shall not be unreasonably withheld, conditioned or delayed. If the PIXC does not receive a written notice from PE either consenting or objecting to the interconnection described in the notice within [two (2) weeks] of delivery of the notice to PE, PE’s written consent shall be deemed to have been given. If the PIXC completes such interconnection without obtaining PE’s prior written consent, the PIXC shall be considered in breach of this Agreement, and PE may pursue any legal or equitable remedy, including but not limited to the immediate termination of this Agreement. For the avoidance of doubt, interconnection at a point physically located within the Space shall not require the consent of PE.

2.4	In connection with the Space subleased hereunder, PE shall perform services, which support the overall operation of the Space (e.g., janitorial services (including removal of everyday trash), environmental systems maintenance (including heating, ventilation and air conditioning), at no additional charge to PIXC for the Services. However, PIXC shall be required to maintain the Space in an orderly manner and in accordance with the

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reasonable requests from PE, and shall be responsible among other things, for the removal of large trash (sodai goma), packing, cartons, etc., from the Space.

2.5	PIXC acknowledges that PIXC has only been granted a sublease for the Space, with rights of ingress and egress, and that PIXC has not been granted any other real property interests whatsoever in the Space, Premises or the Building.

2.6	PIXC must obtain the prior written approval of PE to use other common facilities within the Building (e.g., conduits, riser system, phone room, transformer room, roof of the Building and antenna) that are not located in the Space or Premises. PE and PIXC acknowledge that there may be certain cost or expenses resulting from use by PIXC of any other common facilities outside the Premises and agree that PE and PIXC shall negotiate with a view to agreeing the level of such costs or expenses, if any, to be borne by each party.

2.7	PIXC must obtain written approval from PE prior to PIXC offering Sub-lease.

3. Term of Agreement

3.1	The term of this Agreement (the “Term”) shall be ten (10) years from the date of execution of this Agreement and PIXC shall, subject to clause 3.4 and clause 4, have the option to renew this Agreement for another 5-year term after the expiration of the Term.

3.2	PE shall maintain and continue the Master Lease of the Premises in which the Space is located for the duration of the Term as well as the optional period if the PIXC so desires to exercise his option.

3.3	In the event that the Master Lease is terminated before the end of the Term or the optional period, PE shall ensure that the Agreement be carried over and honored by its successor or the Landlord, whoever is applicable.

3.4	If either party materially breaches the terms and conditions of this Agreement, the other party may terminate this Agreement upon thirty (30) days’ prior written notice to the breaching party if such breach is not cured within such thirty (30) day period.

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4. Renewal

4.1	If the PIXC intends to exercise the option of continuing the Term for another five (5) years as provided in clause 3.1, he shall write to PE six (6) months prior to the expiration of the Term. The PIXC shall enter into a negotiation process with PE to determine the revised Rent and any other charges, if any, based on open market rates charged by other landlords for the similar area and services in the surrounding areas.

4.2	Following the expiration of the Term or the failure of the Parties to agree to a renewal period after the completion of the additional 5-year term, PIXC’s sublease of the Space shall continue in effect on a month-to-month basis upon the same terms and conditions specified herein (except that prices will be subject to change), unless terminated by either PIXC or PE upon thirty (30) days prior written notice.

5. Termination

5.1	Upon termination of this Agreement for any reason, PIXC agrees to remove the Equipment and any other property that have been installed by PIXC or PIXC’s clients no later than thirty (30) days after such termination.

5.2	If PIXC fails to remove the Equipment and other such property within such thirty (30) day period, PE shall be entitled to pursue all available legal remedies against PIXC, including, without limitation, removing the PIXC’s property from the Space (and the Premises and Building) and storing it at PIXC’s expense at an off-site location designated by PE and, at PE’s option, selling the PIXC’s property to cover storage expenses if PIXC fails to retrieve PIXC’s property and pay all accrued storage expenses within sixty (60) days after receiving written notices from PE of its intention to effect such sale. PE shall not be held responsible for any damage to, or loss of, PIXC’s property as are a result of enforcing PE’s right under this clause 5.2, except where such damage or loss is caused by any omission and negligence of PE, its servants or agents.

5.3	Upon termination of this Agreement, PIXC agrees to reinstate the Space at PIXC’s expenses to its initial condition fair wear and tear excepted.

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5.4	In the event PIXC terminates this Agreement, PE shall have first priority to purchase the assets held by PIXC as a common infrastructure when it is determined that PIXC want to sell such assets.

6. Rent/Charges and Payment Terms

6.1	PIXC shall pay PE monthly the Rent set forth in Schedule A which includes charges for the Services.

6.2	The first and (estimated) last months’ Rent are due before occupancy of the Space begins. The first and last months’ Rent will be applied against Rent due in those months. In the event that the total amount received by PE exceeds the Rent payable in those months, the excess will be refunded to PIXC within thirty (30) days after the expiration or termination of this Agreement, provided that PE may, in lieu of refunding such excess, apply it in payment of any other obligations of PIXC which are payable to PE on the date this Agreement terminates or expires.

6.3	If the deposit for the last month’s Rent is less than the actual due for that month, PE will invoice PIXC for the difference, which shall be payable under the terms otherwise applicable under this Agreement.

6.4	Monthly payment of all Rent is due by 10 days after receipt of the invoice.

6.5	At ninety (90) days past due, PE reserves the right to terminate this Agreement. This does not remove or modify in any way the obligation of PIXC to pay all outstanding Rent and interest charges.

6.6	Taxes will be stated separately on the invoice. PIXC shall pay all taxes and fees as set forth in Schedule A.

7. Interruptions in Services

7.1	PE shall use reasonable commercial efforts consistent with prevailing industry standards to maintain its facilities and operations in a manner, which minimizes errors and interruptions in the Services. For greater certainty the parties acknowledge that no power supply facility operation can be completely free from any errors or interruption in the

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Services, whether within or outside of PE reasonable control. In the case of commercial power supply outage, the building standby generator supply shall automatically kick-in to assume the full load.

7.2	Notwithstanding clause 7.1, the Services may be temporarily unavailable for scheduled maintenance or for unscheduled emergency maintenance, either by PE or by third-party providers. PE shall provide reasonable advance notice in writing or by e-mail of any scheduled service disruption.

8. Warranty and Assumption of Risk

8.1	PIXC uses the Services at PIXC’s own risk. Except for clauses 1.2, 1.3 and 9.4(b), PE makes no warranty, expressed or implied, including but not limited to any warranty of merchantability or fitness for a particular purpose.

9. Additional Terms Governing Use Of Space

9.1	Installation of Equipment

(a)	Before beginning any delivery, installation, or removal work, PIXC shall notify PE in writing the description and the choice of suppliers/contractors of the work and/or equipment involved.

(b)	PIXC may lease, provide or make available to any third party space within the Space without PE’s prior written consent. However, if Customer should provide or make available space to a third party for office application, Customer shall deem to be in breach of this Agreement, and PE may pursue any legal or equitable remedy, including but not limited to the immediate termination of the Agreement and/or removal of Customer’s Property in accordance with clause 5.2.

9.2	Insurance

The Landlord will provide insurance coverage for the Building. PE shall not be responsible for any loss or damage to property of any kind owned or leased by PIXC or its employees, contractors, and agents. The insurance covering the Equipment owned or leased by PIXC against loss or physical damage shall be insured by PIXC.

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9.3	Assignment or Transfer

Neither party shall assign or transfer the rights nor obligations associated with this Agreement, in whole or in part, without the other party’s written consent except to an assignee of all or substantially all of PIXC’s assets. Notwithstanding the foregoing, PIXC may assign this Agreement to an affiliated company with prior written notice to PE.

9.4	Limitation of Liability

(a)	In no event shall either party or any of its officers, contractors or employees be liable for any loss of profit or revenue or for any consequential, incidental, special, exemplary or punitive damages incurred or suffered by the other party, resulting from any performance or failure to perform under this Agreement even if the concerned party has been advised of the possibility of such loss or damage.

(b)	The PIXC shall indemnify and hold harmless PE from and against PIXC’s breach or non-performance of any conditions which may be imposed by any planning permission or building regulations relating to the Space for Building and against any claim by an adjoining owner or occupier or member of the public or other person arising out of, or incidental to, PIXC’s use of the Space or the Building, or the exercise of PE’s rights under clause 5.2 and from any loss, damage or expense suffered by PE resulting from the use of the Space or the Building by the PIXC, its employees, or any of its invitees; including damages or loss caused by gross negligence or willful acts or omissions of or by the malfunction of any equipment supplied or operated by the PIXC, its officers, employees, agents, or contractors. PE represents and warrants that as of the date of this Agreement, there are no conditions imposed by any planning permission or building regulations relating to the Space or the Building, and that PE’s and PIXC’s intended use of the Building is in conformance with all zoning and local use laws.

(c)	PE shall indemnify and hold harmless the PIXC from and against all claims, proceedings, suits, actions, damages or losses whatsoever suffered or incurred by

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the PIXC by reason of any act, omission or negligence of PE, its servants, other PIXCs or agents.

(d)	Each party shall be liable to the other for damage or loss any property or death or injury to any persons if such damage or loss is caused by gross negligence or willful acts or omissions of such party or its officers, employees, agents or contractors, or by the malfunction of any equipment supplied or operated by such party.

10. Year 2000 Compliance

10.1	PE confirms that all software, hardware and the Service provided to this Agreement shall be Year 2000 compliance.

10.2	Year 2000 compliance mean that the software, hardware and/or Service has the capability of any computer chip dependent equipment or software to manipulate date values correctly between the 20th and 21st centuries, other than any non-compliance (i) which does not adversely affect any network, products or services; or (ii) which arises from the use of such equipment or software in connection with equipment or software of a third party which Is not Year 2000 compliant.

10.3	Manipulating date values encompasses correctly storing, processing, interpreting and calculating (both arithmetically and logically) date data, including system date, with date values ranging from, before, to and after the year 2000, including recognizing year 2000 as a leap year, and values spanning the period between 20th and 21st centuries.

11. Applicable Law

11.1	This Agreement shall be governed by and construed in accordance with the laws of Japan.

11.2	Any notice pursuant to this Agreement shall be in writing and shall be deemed given when actually received or, if earlier, three days after deposit into the mail. Notice given by electronic mail shall be deemed received one (1) business day after it is posted to the recipient’s E-mail address. The parties shall submit any dispute relating to the subject matter of this Agreement to binding arbitration pursuant to the commercial rules of the

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Japan Commercial Arbitration Association. The parties surrender and waive the right to submit any dispute to a court or jury, or to appeal to a higher court.

11.3	There shall be no arbitration of any claim that would otherwise be barred by a statute of limitations if the claim were to be brought in court. The arbitrator(s) shall not have the power to award punitive, consequential, indirect, or special damages. The arbitrator shall have the power to award costs and reasonable attorney fees to the prevailing party.

I hereby agree and understand the terms and condition of this Agreement and warrant that I am duly authorized to sign this Agreement on behalf of PIXC.

PIXC: Pacific Internet Exchange Corporation

Signature:	/s/ RICHARD H. KALBRENER	Date: 6-15-2000
Name: Richard H. Kalbrener
Title: President

PE

Signature:	/s/ TATSUJIRO SAITO	Date: 6-12-2000
Name: Mr. Tatsujiro Saito
Title: President

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1.	The Space	4th and 5th floor and one-half of the 1st floor of the B-block of TRC C-Building, 1-1 Heiwajima, 6-Chome, Oota-ku, Tokyo 143-0006, Japan

2.	Area of the Space	Approx. 3,000 Square meter on the 4th and 5th floors and _____ square meters on the 1st floor

3.	Rent:	Yen 14,544,000 per month (4th and 5th floors) plus Yen 16,000/3.3. Square meter per month (1st floor) Consumption Tax (5%) Yen 14,544,000 x 0.05 = Yen 727,200

	Commercial Power:	Separate meter to be installed

4.	Rent includes:	1) Toilet, Building Air Con Room
2) Lighting tube, windows glass, door between corridor and PIXC room will be damaged by reasonable reason, they will be repaired at no additional charge.
3) Usage of water at Common area is at no additional charge. PIXC shall keep saving of usage.
4) Periodic check upon Law and Fire Departments
5) Article of Consumption Fuel of Generator, Toilet Paper, Paper Towel

5.	Term:	Rental Start Date: September 1, 2000

(PIXC’s construction in a portion (approx. 500 square meters) of 5th floor can be started on July 1, 2000.)

(PIXC’s construction of rest of approx. 2,500 square meters on the 4th and 5th floors can be started on January 6, 2001.)

(PIXC’s construction on the 1st floor can be started on _____.)

Rental Period: Ten (10) years with option to renew for an additional five (5) years.

6.	Payment Condition:	Payment Date: By August 21, 2000 in cash

7.	PIXC Construction Costs:	PIXC construction costs such as UPS, Air Con, raised floor shall be borne by the PIXC and have already been approved by PE.

FIRST AMENDMENT OF CO-LOCATION SUBLEASE AGREEMENT

This FIRST AMENDMENT OF CO-LOCATION SUBLEASE AGREEMENT (hereinafter, this “Amendment”), is hereby executed by and between PacEast Telecom Corporation (hereinafter, “‘PE”), and Pacific Internet Exchange Corporation (hereinafter, “PIXC”), in connection with the Co-Location Sublease Agreement executed by the parties hereto as of June 15, 2000 (hereinafter, the “Agreement”), and the parties hereto hereby agree as follows.

1. In the event of a conflict between the terms and conditions of the Agreement and this Amendment, the terms and conditions of the Agreement shall be deemed revised in accordance with the provisions of this Amendment. All other terms and conditions of the Agreement shall remain in full force and effect. All capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

2. PIXC hereby confirms that the offering of a sub-lease to any third party with respect to the Space, pursuant to clause 2.7 of the Agreement, shall be undertaken only to the extent approved by Landlord, and PE shall use its best efforts to obtain such approval of Landlord.

3. PIXC shall bear all expenses relating to PIXC’s build-out of the Space and any and all expenses relating to the management and the maintenance thereof undertaken by PIXC.

4. The charge for the use of the “diverse fiber connection” located between the Space and the Nishi Ooi NF Park Building to be provided by PE pursuant to clause 1.4 of the Agreement shall be an amount per month not to exceed 1,500,000 yen per one STM-1.

5. Neither PE nor PIXC shall be liable to the other in the event of damage to the property of the other or the failure of such party to perform its duties under the Agreement due to major natural disasters or other reasons beyond its reasonable control; provided, however, that the non-performing party shall use its best efforts to overcome the impediment to the performance of its duties under the Agreement.

6. On or before the date ten (10) days prior to the expiration date of the Agreement, PIXC shall remove the Equipment and any other property that have been installed by PIXC or PIXC’s clients, and shall reinstate the Space, at PIXC’s expense, to its initial position, fair wear and tear

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excepted. In the event PIXC fails to remove such Equipment or other property by such date, PE shall have the rights to remove, etc., the same granted in Article 5 with respect to a termination of the Agreement.

7. PE and PIXC hereby acknowledge and confirm that the ability of PE to offer the Space to PIXC for co-location during the term of the Agreement, and to further offer PIXC the option of extending the same, pursuant to the provisions of Article 3 and such other related provisions of the Agreement, is limited by the terms and conditions of the Master Lease. Consequently, notwithstanding any provisions of the Agreement relating to the term of the Agreement or the renewal thereof to the contrary, PIXC shall make no claims of any kind against PE for compensation of damages in the event (i) the Agreement is terminated during the term thereof due to termination of the Master Lease by the Landlord; provided that such termination shall not have been due to a breach of the Master Lease by PE, or (ii) PIXC is unable to renew the Agreement due to the inability of PE, despite the best efforts of PE, to renew the Master Lease or execute a new Master Lease for an additional period of five years. In the event of a termination of the Master Lease for whatever reason, the Agreement shall be deemed terminated as of the same date. In the event of the expiration of the original term of the Master Lease together with a failure to renew the same or execute a similar lease agreement for a period of five years, the term of the Agreement shall be deemed to expire as of the initial date for expiration, notwithstanding the option to renew the same of PIXC. Notwithstanding the foregoing, however, in the event the term of the Master Lease is extending for a period of less than five years pursuant to a renewal or the execution of a similar lease between the Landlord and PE, PIXC shall be granted an option to extend the Agreement for a period equivalent to such extended period. PE shall obtain the prior written consent of PIXC with respect to any amendment of the Master Lease, which consent shall not be unreasonably withheld, conditioned or delayed.

8. In the event the Agreement is terminated during the term thereof by PIXC or for reasons attributable to PIXC, PIXC shall pay to PE an amount equivalent to the rental that would have been payable until the expiration of the Agreement had the Agreement not been so terminated. Notwithstanding the foregoing, however, in the event PE is able to execute a separate co-location agreement with a third party with regard to all or a portion of the area corresponding to the Space, PIXC shall be relieved of the obligation to pay that portion of the rental equivalent to the

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amount or rent actually received by PE (i) as rental from such third party for the period prior to the expiration of the Agreement, and (ii) directly related to the rental by such third party of all or a portion of the area corresponding to the Space.

9. In the event PE or PIXC is subject to (i) an inability to pay its debts (shiharai teishi), (ii) a filing for the commencement of bankruptcy procedures, civil revival (minji saisei), corporate reorganization (kaisha kosei), corporate arrangement (kaisha seiri), or other similar procedures, or (iii) a resolution for corporate liquidation, the other party shall have the right to immediately terminate the Agreement.

10. Notwithstanding the provisions of clause 5.1, 5.2, and 5.3 of the Agreement, and in addition to the provisions of clause 5.4 of the Agreement, in the event PE terminates the Agreement in accordance with the terms thereof, as amended, PE may, by notification to PIXC, purchase at book value the transformer substation, (sub-hendensho), owned by PIXC and located in the Building. In the event PE terminates the Agreement and, at the time of such termination, PIXC has outstanding monetary obligations to PE under the Agreement, PE may purchase at book value all or a portion of the Equipment and set off such obligations of PIXC to PE against the purchase price thereof.

11. The parties hereby acknowledge and confirm that in the event PIXC elects to assign the Agreement pursuant to clause 9.3 of the Agreement, PIXC shall assign the same to a wholly-owned Japanese subsidiary of PIXC. Such assignment shall be made by written agreement executed by and among PE, PIXC and such assignee, and PIXC and such assignee shall provide to PE such documentation reasonably required for purposes of obtaining authorization by the Landlord for such assignment. In the event of such assignment, PIXC shall remain jointly and severally liable with such wholly-owned subsidiary of PIXC for any and all obligations of the subsidiary arising under the Agreement, and any agreements and memoranda of understanding related thereto.

12. PE and PIXC further agree to the following amendments to the Agreement:

(i)	Clause 1.2 shall be amended to read:

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“PE represents and warrants that it currently leases the B-Block (hereinafter “Premises”) of the TRC C-Building (hereinafter “Building”) at 1-1 Heiwajima, 6-Chome, Oota-ku, Tokyo 143-0006, Japan from Kabushiki Kaisha Tokyo Ryutsu Center (hereinafter “Landlord”). PIXC desires the co-location of that certain part of the Premises more particularly described in Schedule A and the drawings attached as Schedules B-1, B-2 and B-3 (hereinafter the “Space”) to locate and operate certain network and/or telecom equipment and computer equipment (hereinafter the “Equipment”) as well as running of an office in the Space pursuant to the terms and conditions of this Agreement.”

(ii)	The reference in clause 1.3 to “clause 1.4” shall be amended to read “clause 1.3”.

(iii)	Clause number 1.5 shall be re-numbered as clause 1.4.

(iv)	In clause 2.3, the brackets around “two (2) weeks” shall be deleted.

(v)	In clause 2.4, an additional parenthesis shall be added after “conditioning” in line 3 so as to read “conditioning))”.

(vi)	In clause 2.7, “Sub-lease” shall be amended to read “sub-lease”.

(vii)	The first line of Clause 3.2 shall be amended to read:

“PE shall maintain and continue the lease of the Premises, pursuant to the lease agreement in effect as of the date hereof between PE and Landlord, as such may be modified or amended from time to time, and all such other agreements relating to the lease of the Premises, (hereinafter, collectively, the “Master Lease”), in which the Space is located”

(viii)	The first sentence of Clause 9.1(b) shall be amended to read:

“In the event PIXC wishes to provide or make available to any third party space within the Space, PIXC shall provide PE with ten (10) business days’ prior written notice thereof. In the event PE objects to any such third party,

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PE shall notify PIXC of the reasons for such objections within ten (10) business days from the date such notice was received, and PE and PIXC shall consult in good faith to resolve such matter.”

(ix)	The second sentence of clause 9.3 (which begins with “Notwithstanding the foregoing, PIXC may”) shall be deleted.

(x)	The Attachment to the Agreement shall be deleted in its entirety and replaced with the Attachment attached hereto.

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[This portion intentionally left blank.]

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13. PE and PIXC hereby acknowledge and confirm that Mitsubishi Electric Corporation guarantees jointly and severally to Landlord the performance of PE within the scope specified under the Master Lease, (rentaihosyou).

IN WITNESS WHEREOF, the parties hereto have prepared two originals of this Amendment, one each to be held by each of the parties following the placing of seals hereon and the signing hereof by the authorized representatives of each party.

Date: October 31, 2000

PacEast Telecom Corporation

By:	/s/ SATOSHI TANAKA
Name: Satoshi Tanaka
Title: President

Pacific Internet Exchange Corporation

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By:	/s/ RICHARD H. KALBRENER
Name: Richard H. Kalbrener
Title: President

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CONFIDENTIAL

Schedule A

1.	The Space	4th and 5th floor and one-half of the 1st floor of the B-block of TRC C-Building, 1-1 Heiwajima, 6-Chome, Oota-ku, Tokyo 143-0006, Japan

2.	Area of the Space	2984.08 square meters on the 4th and 5th floors, and 959.78 square meters on the 1st floor (including berth, space for oil tank)

3.	Rent for Space:	Yen 14,544,000 per month (4th and 5th floors), plus Yen 4,098,000 per month (1st floor), plus consumption tax

	Monthly Fee for Medium Voltage Switchgear Equipment	Yen 2,326,000 per month, plus consumption tax

	Maintenance of Equipment:	Maintenance: TBD (under negotiation with TRC)

4.	Commercial Power, Gas, Water:	PIXC to pay for power, gas and water actually used in Space on 4th and 5th floors

5.	Rent to Include:	1) Toilet 2) Lighting tube, windows glass at common area 3) Usage of water at common area 4) Consumables; toilet paper, paper towels

6.	Term:	Rental Start Date for Space: November 1, 2000 (PIXC’s construction on the 4th, 5th floor and 1st floor may be started on November 1, 2000.)

Rental Period: Ten (10) years

Rental start date for medium voltage switchgear equipment: April 1, 2001

7.	PIXC Construction Costs:	PIXC construction costs, such as UPS, air-conditioning, raised floor, etc., shall be borne by the PIXC and have already been approved by PE

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PIHANA

PACIFIC

November 22, 2000

Pihana Pacific Japan K. K.

Toranomon Mori Building, No. 40

13-1 Toranomon 5-chome

Minato-ku, Tokyo 105-0001

Japan

RE: Assignment of Co-Location Sublease Agreement

Gentlemen:

Reference is made to the Co-Location Sublease Agreement between PacEast Telecom Corporation (“PE”) and Pacific Internet Exchange Corporation (now known as Pihana Pacific, Inc.) dated as of June 15, 2000, as amended by the First Amendment of Co-Location Sublease Agreement dated October 31, 2000 (as so amended, the “Agreement”). We hereby agree to assign the Agreement in its entirety, together with the Memorandum of Understanding Regarding Joint Facilities dated October 31, 2000, and all other related documents executed between PE and Pacific Internet Exchange Corporation, to Pihana Pacific Japan K.K. (“Pihana Pacific Japan”), and Pihana Pacific Japan hereby accepts such assignment. We hereby agree to be jointly and severally liable to PE for the performance of Pihana Pacific Japan of its obligations under the Agreement and related documents assigned hereby.

Please confirm your acceptance and agreement by signing below.

Sincerely,

RICHARD H. KALBRENER

Richard H. Kalbrener
President & CEO

/cp

Accepted and Agreed:	Pihana Pacific Japan K.K.

	By:	/s/ RICHARD H. KALBRENER
Richard H. Kalbrener
Director Date: 11/22/00

Consented To:	PacEast Telecom Corporation

	By:	/s/ SATOSHI TANAKA 12/25/00

Name:	Satoshi Tanaka Date
Title:	President

1100 Alakea Street, Suite 3000 • Honolulu, Hawaii 96813 • Tel 808.528.7500 • Fax 808.528.7555 • www.pihana.com